Free Writing Prospectus to Preliminary Pricing Supplement No. 18,379

Registration Statement Nos. 333-293641; 333-293641-01

Dated August 27, 2026; Filed pursuant to Rule 433

Morgan Stanley

13-Month PLUS Based on the Performance of an Equally Weighted Basket Consisting of Ten Stocks

This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:	Basket Component	Weighting
	Bloom Energy Corporation class A common stock (BE)	10%
	EQT Corporation common stock (EQT)	10%
	Eaton Corporation plc ordinary shares (ETN)	10%
	GE Vernova Inc. common stock (GEV)	10%
	NextEra Energy, Inc. common stock (NEE)	10%
	Trane Technologies plc ordinary shares (TT)	10%
	Vertiv Holdings Co class A common stock (VRT)	10%
	Vistra Corp. common stock (VST)	10%
	The Williams Companies, Inc. common stock (WMB)	10%
	Exxon Mobil Holdings Corporation common stock (XOM)	10%
Leverage factor:	150%
Maximum payment at maturity:	$1,345 per PLUS
Pricing date:	September 16, 2026
Valuation date:	October 7, 2027
Maturity date:	October 13, 2027
CUSIP:	61781DJ41
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226041908/ms18379_424b2-28350.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Basket
The PLUS
$1,600
$1,400
$1,345
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the PLUS
$1,000
Stated Principal
Amount
PLUS
Zone
$1,345
Maximum Payment at
Maturity
23%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Basket Percent Change

Change in Basket	Return on PLUS
+100.00%	34.50%
+80.00%	34.50%
+60.00%	34.50%
+50.00%	34.50%
+40.00%	34.50%
+23.00%	34.50%
+20.00%	30.00%
+10.00%	15.00%
0.00%	0.00%
-5.00%	-5.00%
-10.00%	-10.00%
-15.00%	-15.00%
-20.00%	-20.00%
-40.00%	-40.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Components

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the PLUS

●The PLUS do not pay interest or guarantee return of any principal.

●The appreciation potential of the PLUS is limited by the maximum payment at maturity.

●The market price will be influenced by many unpredictable factors.

●The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the PLUS is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the PLUS is approximately $951.00 per PLUS, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Basket Components

●Changes in the values of the basket components may offset each other.

●Basket stock prices can be volatile.

●There are risks associated with investments in securities linked to the value of equity securities issued by a foreign company.

●We are not affiliated with the issuers of the basket stocks.

●We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.

●The closing prices of the basket stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.

●The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.